EXHIBIT 99.1

1808 Swift Drive
Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:	Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

For Immediate Release
April 4, 2005

CENTERPOINT PROPERTIES ELECTS DONALD A. KING, JR. TO BOARD OF TRUSTEES

Oak Brook, Illinois, April 4, 2005 - CenterPoint Properties Trust (NYSE: CNT) today announced its Board of Trustees elected Donald A. King, Jr. as an independent trustee, to fill a vacancy created by the Board.  Including Mr. King, there are now 11 members on CenterPoint’s Board of Trustees.

Mr. King is currently the Vice Chairman of Deutsche Asset Management, a Member of the Deutsche Bank Group. Between 2002 and 2004, he was Global Head of DB Real Estate, where he was responsible for all third-party business in the U.S., Germany, Australia, the United Kingdom and Italy, and also held a position on the Deutsche Asset Management Executive Committee.  Deutsche Bank acquired RREEF in 2002.  Mr. King joined RREEF as a principal in 1979 and founded RREEF’s Chicago office.  He was named RREEF’s Managing Partner in 1988 and continues to hold a position on the firm’s Policy Committee.

“We welcome Don King to the Board and are delighted to have attracted a trustee with his real estate expertise, including more than 36 years of experience in asset management and development,” stated Martin Barber, Co-Chairman and Lead Independent Trustee of CenterPoint Properties.

Mr. King is a member of the Urban Land Institute, the National Association of Real Estate Investment Managers and the Pension Real Estate Association.  He received a B.S. degree from the University of Virginia and an M.B.A. degree from Harvard Business School.

Since its founding in 1984, CenterPoint has maintained a Board composed of a majority of independent trustees recruited for excellence in their distinct skill sets.  The Board has determined that Mr. King is an independent trustee under the categorical standards adopted by the Board.  CenterPoint’s Board of Trustees now includes seven independent trustees.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  It currently owns and operates approximately 39 million square feet and the Company and its affiliates own or control an additional 3,257 acres of land upon which approximately 51 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  As of December 31, 2004, CenterPoint had a total market capitalization of approximately $3.3 billion.

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